Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

PRIMECH HOLDINGS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Proposed Maxim Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share(1)(2)	Rule 457(o)	$10,000,000	0.0001531	$1,531.00

	Warrant to purchase Ordinary Shares(3)	Rule 457(g)	-	-	-

	Ordinary Shares issuable upon exercise of the warrants(1)(2)	Rule 457(o)	$10,000,000	0.0001531	$1,531.00

	Placement agent warrants(3)	Rule 457(g)	-	-	-

	Ordinary Shares issuable upon exercise of the placement agent warrants(1)(2)(4)	Rule 457(o)	$1,250,000	0.0001531	$191.38

Total Offering Amounts			$21,250,000	0.0001531	$3,253.38

Total Fee Offsets					—

Net Fee Due					$3,253.38

(1)	Represents the maximum number of ordinary shares offered in this Registration Statement.

(2)	This Registration Statement includes an indeterminate number of additional ordinary shares issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding ordinary shares. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The placement agent warrants are exercisable for up to the number of ordinary shares equal to 5.0% of the aggregate number of securities sold in this offering at a per share exercise price equal to 125% of the public offering price of the ordinary shares and accompanying warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $1,250,000, which is equal to 125% of $1,000,000 (5.0% of the proposed maximum aggregate offering price of $10,000,000).